AMERICAN REALTY CAPITAL DAILY NET ASSET VALUE TRUST, INC.

QUARTERLY PRICING SUPPLEMENT, DATED JULY 1, 2014,

TO THE PROSPECTUS, DATED MAY 2, 2013

Quarterly Pricing Supplement

(unaudited)

On July 1, 2014, our net asset value (“NAV”) per institutional share is $9.943 and our NAV per retail share is $10.146.

The following sets forth the calculation of NAV for each of the institutional shares and retail shares:

Net Asset Value as of April 1, 2014:	$21,991,170.93

Net Assets as of July 1, 2014:
Real Estate Properties, at Fair Value	$36,682,499.98
Non-Real Estate Assets (1)
Cash and Cash Equivalents	1,000,567.92
Subscriptions Receivable	90,913.09
Prepaid Organizational and Other Costs	5,765,456.05
Total Net Assets	43,539,437.04
Liabilities
Financing	16,468,896.27
Deferred Revenue	128,172.21
Redemptions Payable	-
Other Liabilities (1)	2,787,018.90
Total liabilities	19,384,087.38
Net Asset Value	$24,155,349.66

(1)    As described in “Valuation Policies” in our Prospectus, the Company estimates operating income and certain expenses and adds, or deducts, the daily accrual of such estimated expenses in determining NAV. Any operating income or such expense items that exceed the amount of such estimates will be adjusted monthly on a going forward basis.

The Real Estate Properties have initially been valued at cost. After such initial valuations, the value of the Real Estate Properties will be determined taking into consideration the valuations performed by Duff & Phelps, LLC, an independent valuation firm retained by us, which will be performed on each property at least one calender quarter after its acquisition.

Quarterly Adjustment and Calculation of NAV

Institutional Shares
NAV
Net Asset Value for Institutional shares as of April 1, 2014:	$11,097,685.40 ($9.943)
Share Purchases and Redemptions for the quarter ended July 1, 2014:
Share Purchases	1,767,744.58
Share Redemptions	(65,981.55)
Activity for the quarter ended July 1, 2014: (2)
Accrual of Portfolio Revenue	327,800.48
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(349,511.25)
Accrual of Organizational and Offering Expenses	(15,067.96)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to April 1, 2014	37,093.00
Ending NAV on July 1, 2014 (per institutional share)	$12,799,762.70 ($9.943)

Retail Shares
NAV
Net Asset Value for Retail shares as of April 1, 2014:	$10,893,485.53 ($10.127)
Share Purchases and Redemptions for the quarter ended July 1, 2014:
Share Purchases	526,873.62
Share Redemptions	(86,530.45)
Activity for the quarter ended July 1, 2014: (2)
Accrual of Portfolio Revenue	302,851.15
Accrual of Asset Management Fee	-
Accrual of Other Expenses (3)	(298,701.79)
Accrual of Organizational and Offering Expenses	(15,298.10)
Change in NAV due to Gains (Losses) (Realized and Unrealized) on Assets and Liabilities subsequent to April 1, 2014	32,907.00
Ending NAV on July 1, 2014 (per retail share)	$11,355,586.96 ($10.146)

(2)    The beginning NAV and the quarterly activity have been allocated between the institutional shares and the retail shares in proportion to the NAV of the institutional shares and the retail shares on the corresponding NAV date."

(3)     Other Expenses, consist of all of our operating and administrative expenses, other than asset management fees and organizational and offering expenses."

www.arcdailynav.com - 1.866.532.4743

Below is the NAV per share for each of the institutional shares and the retail shares for each day subsequent to our last pricing supplement.

Date	NAV per institutional share	NAV per retail share
April 2, 2014	$9.943	$10.127
April 3, 2014	$9.943	$10.127
April 4, 2014	$9.943	$10.127
April 7, 2014	$9.943	$10.128
April 8, 2014	$9.943	$10.128
April 9, 2014	$9.943	$10.129
April 10, 2014	$9.943	$10.129
April 11, 2014	$9.943	$10.129
April 14, 2014	$9.943	$10.130
April 15, 2014	$9.943	$10.130
April 16, 2014	$9.943	$10.130
April 17, 2014	$9.943	$10.130
April 21, 2014	$9.943	$10.131
April 22, 2014	$9.943	$10.131
April 23, 2014	$9.943	$10.131
April 24, 2014	$9.943	$10.132
April 25, 2014	$9.943	$10.132
April 28, 2014	$9.943	$10.132
April 29, 2014	$9.943	$10.133
April 30, 2014	$9.943	$10.133
May 1, 2014	$9.943	$10.133
May 2, 2014	$9.943	$10.133
May 5, 2014	$9.943	$10.134
May 6, 2014	$9.943	$10.134
May 7, 2014	$9.943	$10.134
May 8, 2014	$9.943	$10.135
May 9, 2014	$9.943	$10.135
May 12, 2014	$9.943	$10.135
May 13, 2014	$9.943	$10.136
May 14, 2014	$9.943	$10.136
May 15, 2014	$9.943	$10.136
May 16, 2014	$9.943	$10.136
May 19, 2014	$9.943	$10.137
May 20, 2014	$9.943	$10.137
May 21, 2014	$9.943	$10.137
May 22, 2014	$9.943	$10.138
May 23, 2014	$9.943	$10.138
May 27, 2014	$9.943	$10.139
May 28, 2014	$9.943	$10.139
May 29, 2014	$9.943	$10.139
May 30, 2014	$9.943	$10.139
June 2, 2014	$9.943	$10.140
June 3, 2014	$9.943	$10.140
June 4, 2014	$9.943	$10.141
June 5, 2014	$9.943	$10.141
June 6, 2014	$9.943	$10.141
June 9, 2014	$9.943	$10.142
June 10, 2014	$9.943	$10.142
June 11, 2014	$9.943	$10.142
June 12, 2014	$9.943	$10.142
June 13, 2014	$9.943	$10.142
June 16, 2014	$9.943	$10.143
June 17, 2014	$9.943	$10.143
June 18, 2014	$9.943	$10.143
June 19, 2014	$9.943	$10.144
June 20, 2014	$9.943	$10.144
June 23, 2014	$9.943	$10.144
June 24, 2014	$9.943	$10.144
June 25, 2014	$9.943	$10.144
June 26, 2014	$9.943	$10.145
June 27, 2014	$9.943	$10.145
June 30, 2014	$9.943	$10.146
July 1, 2014	$9.943	$10.146

www.arcdailynav.com - 1.866.532.4743